FINANCIAL PRODUCTS TERM SHEET U6866	Filed pursuant to Rule 433 Registration Statement No. 333-238458-02

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index® due July 27, 2026

Term Sheet to Preliminary Pricing Supplement No. U6866 dated July 19, 2022

Summary of Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Agent:	Wells Fargo Securities, LLC
Market Measures:	The S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index® (each an “Index” and collectively the “Indices”)
Pricing Date*:	July 22, 2022
Issue Date*:	July 28, 2022
Face Amount and Original Offering Price:	$1,000 per security
Contingent Coupon:	On each contingent coupon payment date until the earlier of the stated maturity date or automatic call, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if, and only if, the closing level of the lowest performing Index on the related calculation day is greater than or equal to its threshold level. Each “contingent coupon payment,” if any, will be calculated per security as follows: ($1,000 × contingent coupon rate)/4.
Contingent Coupon Payment Dates:	Quarterly, on the third business day following each calculation day; provided that the contingent coupon payment date with respect to the final calculation day will be the stated maturity date.
Contingent Coupon Rate:	At least 11.95% per annum, to be determined on the pricing date
Automatic Call:	If the closing level of the lowest performing Index on any of the calculation days from January 2023 to April 2026, inclusive, is greater than or equal to its starting level, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security equal to the face amount per security plus a final contingent coupon.
Calculation Days*:	Quarterly, on the 22nd of each January, April, July and October, commencing October 2022 and ending on the final calculation day.
Final Calculation Day:	July 22, 2026
Call Settlement Date:	Three business days after the applicable calculation day.
Maturity Payment Amount (per security):

•      if the ending level of the lowest performing Index on the final calculation day is greater than or equal to its threshold level: $1,000; or

•      if the ending level of the lowest performing Index on the final calculation day is less than its threshold level:

$1,000 × performance factor of the lowest performing Index on the final calculation day

Stated Maturity Date*:	July 27, 2026
Lowest Performing Index	For any calculation day, the lowest performing Index will be the Index with the lowest performance factor on that calculation day.
Performance Factor:	With respect to an Index on any calculation day, its closing level on such calculation day divided by its starting level (expressed as a percentage).
Starting Level:	For each Index, its closing level on the pricing date
Ending Level:	For each Index, its closing level on the final calculation day
Threshold Level:	For each Index, 75% of its starting level
Calculation Agent:	Credit Suisse International

* subject to change

Summary of Terms (continued)

Denominations:	$1,000 and any integral multiple of $1,000
Fees:	Wells Fargo Securities, LLC (“WFS”) will act as agent for the securities and will receive an agent discount of up to $21.75 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $15.00 per security. Such securities dealers may include those using the trade name Wells Fargo Advisors (“WFA”). In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA. In addition, Credit Suisse may pay a fee of up to $4.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
CUSIP:	22553QE29
Material Tax Consequences:	See the preliminary pricing supplement.

Hypothetical Payout Profile (maturity payment amount)

If the securities are not automatically called prior to maturity and the ending level of the lowest performing Index on the final calculation day is less than its threshold level, you will lose more than 25%, and possibly all, of the face amount of your securities at maturity.

Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of any Index, but you will have full downside exposure to the lowest performing Index on the final calculation day if the ending level of that Index is less than its threshold level.

Credit Suisse currently estimates the value of each $1,000 face amount of the securities on the pricing date will be between $935 and $975 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our internal funding rate)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the pricing date. See “Investment Description” and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/1053092/000095010322012
538/dp177144_424b2-u6866.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement. Please review those risk disclosures carefully.

Risks Relating to the Securities Generally

•      If The Securities Are Not Automatically Called Prior To Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Maturity.

•      The Securities Are Subject To The Credit Risk Of Credit Suisse.

•      Regardless Of The Amount Of Any Payment You Receive On The Securities, Your Actual Yield May Be Different In Real Value Terms.

•      The Securities Will Not Pay More Than The Face Amount Of Your Securities, Plus Contingent Coupons, If Any.

•      The Securities Do Not Provide For Regular Fixed Interest Payments.

•       Contingent Coupons, If Any, Are Paid On A Periodic Basis And Are Based Solely On The Closing Levels Of The Indices On The Specified Calculation Days

•       The Securities Are Subject To The Full Risks Of Each Index And Will Be Negatively Affected If Any Index Performs Poorly, Even If The Other Indices Perform Favorably.

•       Your Return On The Securities Will Depend Solely On The Performance Of The Index That Is The Lowest Performing Index On Each Calculation Day, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Indices.

•      The Starting Level of Any Index May Be Determined On A Date Later Than The Pricing Date.

•       More Favorable Terms Are Generally Associated With Greater Expected Volatility, And Can Indicate A Greater Risk Of Loss.

•      The Securities Are Subject To A Potential Automatic Call, Which Would Limit Your Opportunity To Be Paid Contingent Coupons Over The Full Term Of The Securities.

•      The Securities Are Subject To A Potential Automatic Call, Which Exposes You To Reinvestment Risk.

•       A Contingent Coupon Payment Date, A Call Settlement Date And The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.

•      Postponement Of Certain Dates May Adversely Affect Your Return.

•      The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Risks Relating to the Indices

•      Historical Performance Of Any Index Is Not Indicative Of Future Performance.

•      We And Our Affiliates Generally Do Not Have Any Affiliation With Any Index Or Index Sponsor And Are Not Responsible For Its Public Disclosure Of Information.

•      Changes To Any Index Could Adversely Affect The Securities.

•      We Cannot Control The Actions Of Any Issuers Whose Equity Securities Are Included In Any Index.

•      The Securities Are Linked To The Russell 2000® Index And Are Subject To The Risks Associated With Small-Capitalization Companies.

•      Foreign Company Risk.

•      No Ownership Rights Relating To The Indices.

•      No Dividend Payments Or Voting Rights.

•      Government Regulatory Action, Including Legislative Acts And Executive Orders, Could Result In Material Changes To The Indices And Could Negatively Affect Your Return On The Securities.

Risks Relating to the Issuer

•      Credit Suisse Is Subject To Swiss Regulation.

Risks Relating to Conflicts of Interest

•      Hedging and Trading Activity Could Adversely Affect Our Payment To You At Maturity.

•      Our Economic Interests Are Potentially Adverse To Your Interests.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

•      Unpredictable Economic And Market Factors Will Affect The Value Of The Securities.

•      The Estimated Value Of The Securities On The Pricing Date May Be Less Than The Original Offering Price.

•      If On The Pricing Date The Internal Funding Rate We Use In Structuring Notes Such As These Securities Is Lower Than The Interest Rate That Is Reflected In The Yield On Our Conventional Debt Securities Of Similar Maturity In The Secondary Market (Our “Secondary Market Credit Spreads”), We Expect That The Economic Terms Of The Securities Will Generally Be Less Favorable To You Than They Would Have Been If Our Secondary Market Credit Spread Had Been Used In Structuring The Securities.

•      The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Credit Suisse Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•      The Securities Will Not Be Listed On Any Securities Exchange And A Trading Market For The Securities May Not Develop.

Credit Suisse has filed a registration statement (including preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated July 19, 2022, Underlying Supplement dated June 18, 2020, Product Supplement No. I–B dated June 18, 2020 and Prospectus Supplement and Prospectus dated June 18, 2020 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. If the terms described in the applicable preliminary pricing supplement are inconsistent with those described herein, the terms described in the applicable preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-800-221-1037.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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